Exhibit 99.6

Open Joint Stock Company “Polymetal”

Announcement of pre-emptive offer

to its shareholders

Open Joint Stock Company “Polymetal” (the “Company”), St Petersburg, Russia, hereby notifies its shareholders as of the record date of May 14, 2009 (the “Record Date”) who voted against Resolution number 2 proposed at the Company’s general meeting held on June 19, 2009 or did not vote in relation to such resolution (the “Existing Shareholders”) that it is granting them pre-emptive rights (the “Offer”) to subscribe for newly issued ordinary shares with a nominal value of 0.2 roubles each in the Company (the “New Shares”). Holders of global depositary receipts representing shares in the Company (the “GDRs”) as of the Record Date who instructed the Depositary (as defined below) to vote against Resolution number 2 proposed at the Company’s general meeting held on June 19, 2009 or did not instruct the Depositary to vote in relation to such resolution may participate in the Offer, as set out below. Existing Shareholders are entitled to subscribe for New Shares in proportion to the number of shares in the Company held by them at the Record Date according to the formula set out in the Russian-language prospectus containing terms and conditions of the Offer and information on the Company (the “Prospectus”). The Company is offering the New Shares pursuant to the terms and conditions set forth in the Prospectus, as well as the GDRs representing the New Shares, in transactions not subject to the registration requirements of the U.S. Securities Act of 1933, as amended, in reliance on Rule 801 thereunder. English translations of the Prospectus and the Russian-language informational notice dated August 20, 2009 (the “Notice”) are available on the Company’s website at www.polymetal.ru/en. Existing Shareholders may also request copies of the Prospectus or the Notice at the offices of the Company at Prospect Narodnogo Opolcheniya 2, St Petersburg, 198216, Russia.

Eligible holders of GDRs may instruct Deutsche Bank Trust Company Americas (the “Depositary”) to take up New Shares pursuant to the Offer and to issue to such eligible holders additional GDRs representing such New Shares on the basis set out in the corporate action notice of the Depositary, dated on or about August 20, 2009 (the “GDR Notice”). The GDR Notice will be available on the Depositary’s website at www.adr.db.com.

This announcement is neither an offer to sell or purchase nor an invitation to make an offer to sell or purchase any New Shares or GDRs. The Offer is being made solely by the Notice and Prospectus.

St. Petersburg, August 21, 2009

Open Joint Stock Company “Polymetal”